Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President Chief Financial Officer (856) 532-6603
6000 Central Highway Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

PENNSAUKEN, N.J., Nov. 08, 2018 (GLOBE NEWSWIRE) -- J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 29, 2018.

Because last year’s fourth quarter had 14 weeks compared to 13 weeks this year, sales for the fourth quarter (13 weeks) this year decreased 5% to $300.7 million from $316.7 million in last year’s fourth quarter (14 weeks). For the year ended September 29, 2018 (52 weeks), sales increased 5% to $1.138 billion from $1.084 billion last year (53 weeks). Excluding sales from the extra week in 2017, sales increased approximately 3% for the fourth quarter and 7% for the year. Net earnings decreased 4% to $23.4 million ($1.24 per diluted share) in this year’s fourth quarter compared to $24.3 million ($1.29 per diluted share) last year and for the year earnings increased 31% to $103.6 million ($5.51 per diluted share) from $79.2 million ($4.21 per diluted share).

Operating income decreased 16% to $31.1 million this year from $36.9 million in the year ago fourth quarter.  For the year, operating income decreased 6% to $110.8 million from $118.1 million last year.

Net earnings for the current year quarter benefited from a $1.7 million, or $0.09 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Net earnings for the current year quarter were negatively impacted by a  $1.4 million, or $0.07 per diluted share, increase in income taxes because of changes to New Jersey tax regulations enacted in July 2018 requiring the re-measurement of deferred tax liabilities. Excluding the increase in taxes resulting from the change in New Jersey tax regulations, our effective tax rate decreased to 26.3% from 35.6% in the prior year reflecting the reduction in the federal statutory rate to 21% from 35% .

Net earnings for the current year  benefited from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and a $8.8 million, or $0.47 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Net earnings were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax required under the new federal tax law and by a  $1.4 million, or $0.07 per diluted share, increase in income taxes because of the changes to New Jersey tax regulations. Excluding the deferred tax gain resulting from changes in federal law,  the one-time repatriation tax and the increase in taxes resulting from the change in New Jersey tax regulations , our effective tax rate decreased to 27.8% from 35.2% in the prior year reflecting the reduction in the federal statutory rate to 21% from 35% for the last three quarters of fiscal 2018. The one-time repatriation tax is a preliminary estimate.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “While we have had good overall sales growth this past year, we were impacted by higher costs and other challenges throughout our businesses. As we have said previously, we are determined to improve our operations and margins going forward.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and  HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share information)

	Quarter Ended		Fiscal Year Ended

	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net Sales	$300,715	$316,726	$1,138,265	$1,084,224
Cost of goods sold	209,461	219,179	801,979	753,201
Gross Profit	91,254	97,547	336,286	331,023

Operating expenses
Marketing	25,733	26,959	95,405	94,394
Distribution	24,380	23,287	92,281	81,824
Administrative	9,743	10,439	37,757	36,843
Other (income) expense	261	(7)	68	(145)
Total operating expenses	60,117	60,678	225,511	212,916

Operating Income	31,137	36,869	110,775	118,107

Other income (expenses)
Investment income	1,580	1,465	6,267	5,289
Interest expense & other	843	(545)	1,110	(1,196)

Earnings before income taxes	33,560	37,789	118,152	122,200

Income taxes	10,175	13,446	14,556	43,026

NET EARNINGS	$23,385	$24,343	$103,596	$79,174

Earnings per diluted share	$1.24	$1.29	$5.51	$4.21

Weighted average number of diluted shares	18,867	18,811	18,817	18,816

Earnings per basic share	$1.25	$1.30	$5.54	$4.23

Weighted average number of basic shares	18,726	18,705	18,694	18,707

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 29,	September 30,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$111,479	$90,962
Marketable securities held to maturity	21,048	59,113
Accounts receivable, net	132,342	124,553
Inventories	112,884	103,268
Prepaid expenses and other	5,044	3,936
Total current assets	382,797	381,832

Property, plant and equipment, at cost	697,517	653,889
Less accumulated depreciation and amortization	454,844	426,308
Property, plant and equipment, net	242,673	227,581

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	57,762	61,272
Marketable securities held to maturity	118,765	60,908
Marketable securities available for sale	24,743	30,260
Other	2,762	2,864
Total other assets	306,543	257,815
Total Assets	$932,013	$867,228

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$324	$340
Accounts payable	69,592	72,729
Accrued insurance liability	11,217	10,558
Accrued liabilities	8,031	7,753
Accrued compensation expense	20,297	19,826
Dividends payable	8,438	7,838
Total current liabilities	117,899	119,044

Long-term obligations under capital leases	753	904
Deferred income taxes	52,322	62,705
Other long-term liabilities	1,948	2,253

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,754,000 and 18,663,000 respectively	27,340	17,382
Accumulated other comprehensive loss	(11,994)	(8,875)
Retained Earnings	743,745	673,815
Total stockholders' equity	759,091	682,322
Total Liabilities and Stockholders' Equity	$932,013	$867,228

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended

	September 29,	September 30,	September 24,
	2018	2017	2016
	(52 weeks)	(53 weeks)	(52 weeks)

Operating activities:
Net earnings	$103,596	$79,174	$75,975
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	42,939	38,211	34,536
Amortization of intangibles and deferred costs	3,538	4,234	5,587
Gains from disposals of property & equipment	(912)	(346)	(398)
Amortization of bond premiums	1,012	1,189	1,011
Share-based compensation	3,858	3,048	2,375
Deferred income taxes	(10,392)	7,847	7,700
Loss (gain) on sale of marketable securities	140	(14)	661
Changes in assets and liabilities, net of effects from purchase of companies:
(Increase) decrease in accounts receivable, net	(7,917)	(20,370)	3,571
Increase in inventories	(9,639)	(7,410)	(6,295)
(Increase) decrease in prepaid expenses and other	(1,120)	10,265	(7,386)
(Decrease) increase in accounts payable and accrued liabilities	(1,736)	9,521	3,888
Net cash provided by operating activities	123,367	125,349	121,225
Investing activities:
Payments for purchases of companies, net of cash acquired	-	(47,698)	-
Purchases of property, plant and equipment	(60,022)	(72,180)	(48,709)
Purchases of marketable securities	(91,112)	(39,923)	(41,786)
Proceeds from redemption and sales of marketable securities	75,302	22,997	13,224
Proceeds from disposal of property, plant and equipment	2,639	1,935	2,294
Other	54	(450)	375
Net cash used in investing activities	(73,139)	(135,319)	(74,602)
Financing activities:
Payments to repurchase common stock	(2,794)	(18,229)	(15,265)
Proceeds from issuance of common stock	8,894	7,231	6,570
Payments on capitalized lease obligations	(370)	(356)	(355)
Payment of cash dividend	(33,066)	(30,859)	(28,523)
Net cash used in financing activities	(27,336)	(42,213)	(37,573)
Effect of exchange rates on cash and cash equivalents	(2,375)	2,493	(2,087)
Net increase (decrease) in cash and cash equivalents	20,517	(49,690)	6,963
Cash and cash equivalents at beginning of year	90,962	140,652	133,689
Cash and cash equivalents at end of year	$111,479	$90,962	$140,652

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal year ended

	September 29,	September 30,	September 24,
	2018	2017	2016
	(52 weeks)	(53 weeks)	(52 weeks)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$208,544	$180,138	$170,155
Frozen juices and ices	42,364	49,469	51,798
Churros	61,726	62,809	57,318
Handhelds	38,928	36,913	27,427
Bakery	371,391	351,357	294,518
Other	22,991	21,108	20,313
Total Food Service	$745,944	$701,794	$621,529

Retail Supermarket
Soft pretzels	$36,438	$35,081	$33,279
Frozen juices and ices	74,435	71,325	68,924
Handhelds	12,419	14,892	15,347
Coupon redemption	(4,439)	(4,898)	(4,430)
Other	2,086	2,847	4,469
Total Retail Supermarket	$120,939	$119,247	$117,589

Frozen Beverages
Beverages	$167,713	$160,243	$150,118
Repair and maintenance service	78,805	74,594	71,123
Machines sales	23,781	27,073	31,155
Other	1,083	1,273	1,267
Total Frozen Beverages	$271,382	$263,183	$253,663

Consolidated Sales	$1,138,265	$1,084,224	$992,781

Depreciation and Amortization:
Food Service	$25,983	$24,629	$22,912
Retail Supermarket	1,313	949	1,031
Frozen Beverages	19,181	16,867	16,180
Total Depreciation and Amortization	$46,477	$42,445	$40,123

Operating Income:
Food Service	$74,056	$81,208	$76,539
Retail Supermarket	8,304	10,627	9,618
Frozen Beverages	28,415	26,272	26,653
Total Operating Income	$110,775	$118,107	$112,810

Capital Expenditures:
Food Service	$36,325	$44,067	$24,759
Retail Supermarket	928	239	369
Frozen Beverages	22,769	27,874	23,581
Total Capital Expenditures	$60,022	$72,180	$48,709

Assets:
Food Service	$693,098	$635,709	$589,854
Retail Supermarket	21,366	21,129	22,090
Frozen Beverages	217,549	210,390	178,543
Total Assets	$932,013	$867,228	$790,487

RESULTS OF OPERATIONS:

Fiscal 2018 (52 weeks) Compared to Fiscal Year 2017 (53 weeks)

Net sales increased $54,041,000, or 5%, to $1,138,265,000 in fiscal 2018 from $1,084,224,000 in fiscal 2017. Excluding sales from the extra week in 2017, sales increased approximately 7% from 2017 to 2018.

Excluding sales from Hill & Valley, Inc., acquired in January 2017, an ICEE distributor located in the Southeast acquired in June 2017 and Labriola Bakery which was acquired in August 2017 and the extra week in 2017, sales increased approximately 4% for the year.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales and operating income are the key variables monitored by the Chief Operating Decision Makers and management when determining each segment’s and the company’s financial condition and operating performance.  In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers increased $44,150,000 or 6%, to $745,944,000 in fiscal 2018.  Excluding the extra week in 2017, sales increased approximately 9% from 2017 to 2018. Excluding Hill & Valley and Labriola sales and the extra week in 2017, sales increased approximately 4% for the year. Soft pretzel sales to the food service market increased 16% to $208,544,000 for the year with strong sales to restaurant chains and movie theatres and with sales increases and decreases throughout our customer base. Our new line of BRAUHAUS pretzels contributed to the increased sales.  Excluding Labriola sales, soft pretzel sales increased 10%. Frozen juice bar and ices sales decreased $7,105,000, or 14%, to $42,364,000 for the year due primarily to lower sales to warehouse club stores because of a loss of a promotion and because of reduced distribution.  Churro sales to food service customers were down 2% to $61,726,000 for the year with sales increases and decreases across our customer base but with particularly low sales to one warehouse club store which last year had sales of a new product since discontinued.  Sales of bakery products increased $20,034,000, or 6%, for the year. Excluding Hill & Valley and Labriola sales, bakery sales were down about 1/4 of 1% for the year with sales increases and decreases spread across our customer base.  Handheld sales to food service customers were up 5% to $38,928,000 in 2018 with sales increases to two customers accounting all of the increase.  Sales of funnel cake increased $1,611,000, or 8% to $21,570,000 due primarily to increased sales to school food service.  Overall food service sales to restaurant chains were strong for the year.  Sales of new products in the first twelve months since their introduction were approximately $20 million for the year.  Price increases accounted for approximately $8.5 million of sales for the year and net volume increases including new product sales and sales of the acquired businesses accounted for approximately $36 million of sales for the year.  Operating income in our Food Service segment decreased from $81,208,000 in 2017 to $74,056,000 in 2018. Operating income this year was impacted by approximately $5.3 million of higher distribution expenses primarily due to higher fuel costs and the January 2018 implementation of the electronic logging device mandate. Additionally, lower sales of our MARY B’s biscuits and related costs due to our recall in early January impacted our operating income by approximately $1.8 million for the year. Operating income was also impacted by generally higher costs for payroll and insurance, added personnel in the selling function, product mix changes and significantly lower volume concentrated in specific facilities and higher cost of ingredients. Operating income in the first quarter was impacted by inefficiencies at our Labriola production facility which was acquired in the fourth quarter 2017 (compounded by the integration of products previously manufactured at other facilities) and shutdown costs of our Chambersburg facility. Operating income was also impacted by idle overhead during an upgrade of one of our production facilities. Hill & Valley contributed improved operating income of $1.7 million compared to last year.  Last year’s operating income included a $1.8 million gain on an insurance recovery related to product quality issues in our 2016 fiscal year which was recorded as a reduction of cost of goods sold.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $1,692,000 or 1% to $120,939,000 in fiscal year 2018. Excluding sales from the extra week in 2017, sales increased approximately 3% from 2017 to 2018. Soft pretzel sales to retail supermarkets were $36,438,000 compared to $35,081,000 in 2017, an increase of 4%.  All of the pretzel sales increase was from sales of AUNTIE ANNE’S products, under a license agreement entered into midway in our 2017 year.  Sales of frozen juices and ices increased $3,110,000 or 4% to $74,435,000 primarily because of sales of SOUR PATCH KIDS frozen novelties under a new license agreement.  Coupon redemption costs, a reduction of sales, decreased 9% to $4,439,000 for the year.  Handheld sales to retail supermarket customers decreased 17% to $12,419,060 for the year as sales of this product line in retail supermarkets continues its long-term decline.

Sales of new products in the first twelve months since their introduction were approximately $6 million in fiscal year 2018.  Price increases were negligible in 2018. Operating income in our Retail Supermarkets segment decreased from $10,627,000 to $8,304,000 for the year. The primary contributions to the lower operating income this year were increases in trade spending, distribution costs and product costs which offset a major contribution from the sales of SOUR PATCH KIDS frozen novelties.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 3% to $271,382,000 in fiscal 2018. Excluding sales from the extra week in 2017, sales increased approximately 5% from 2017 to 2018. Excluding the acquired ICEE distributor and the extra week in 2017, sales increased approximately 4% for the year. Beverage sales alone increased 5% or $7,470,000 for the year with increases and decreases throughout our customer base.  Gallon sales were up 6% in our base ICEE business, with sales increases spread throughout our customer base.  Service revenue increased 6% to $78,805,000 for the year with sales increases and decreases spread throughout our customer base.  Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, decreased from $27,073,000 in 2017 to $23,781,000 in 2018.  The estimated number of Company owned frozen beverage dispensers was 26,000 and 25,000 at September 29, 2018 and September 30, 2017, respectively.  Operating income in our Frozen Beverage segment increased from $26,272,000 in 2017 to $28,415,000 in 2018 as a result of higher beverage sales and service revenue.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases.  Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 29.54% in 2018 from 30.53% in 2017.  Although higher sales benefited our gross margin, the decrease in gross profit margin was caused by a number of factors including higher costs for payroll and workers compensation insurance, inefficiencies at our Labriola production facility, shutdown costs of our Chambersburg facility, lower sales of our MARY B’S biscuits and related costs, idle overhead during an upgrade of one of our production facilities as well as by about $500,000 of costs related to Hurricane Florence’s impact on our North Carolina plant.  Last year’s gross profit margin percentage benefitted from $1.8 million gain on an insurance recovery related to product quality issues in our 2016 fiscal year which was recorded as a reduction of cost of goods sold.

Total operating expenses increased $12,595,000 to $225,511,000 in fiscal 2018 and as a percentage of sales increased to 19.81% of sales from 19.64% in 2017.  Marketing expenses decreased to 8.38% this year from 8.71% of sales in 2017 primarily because of lower spending to support warehouse club store sales in our foodservice business and lower marketing expenses of the acquired Hill & Valley and Labriola businesses.  Distribution expenses as a percent of sales increased to 8.11% from 7.55% in 2018.  Distribution expenses have increased due to higher fuel costs and the recent implementation of the electronic logging device mandate. We expect distribution expenses to remain higher through at least the first quarter of our 2019 fiscal year. Administrative expenses were 3.32% and 3.40% of sales in 2018 and 2017, respectively.

Operating income decreased $7,332,000 or 6% to $110,775,000 in fiscal year 2018 as a result of the aforementioned items.

Our investments generated before tax income of $6.3 million this year, up from $5.3 million last year due in increases in the amount of investments and higher interest rates.

Other income this year includes $520,000 gain on a sale of property and $869,000 reimbursement of business interruption losses due to the MARY B’s biscuits recall.

Other expenses in 2017 include $1,070,000 of expenses incurred to acquire Hill & Valley, the ICEE distributor and Labriola Bakery.

Net earnings for the year ended September 29, 2018 benefited from a $20.9 million, or $1.11 per diluted share, gain on the remeasurement of deferred tax liabilities and a $8.8 million, or $0.47 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017.  Net earnings for the year were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax required under the new federal tax law and by a $1.4 million, or $.07 per diluted share, expense on the remeasurement of deferred tax liabilities due to changes in New Jersey tax regulations effective July 2018.  Excluding the deferred tax gain, the deferred tax expense and the one-time repatriation tax, our effective tax rate decreased to 27.8% from 35.2% in the prior year reflecting the reduction in the federal statutory rate to 21% from 35% on January 1, 2018.  Last year’s effective tax rate benefited from an unusually high tax benefit on share based compensation of $3,061,000 which compares to this year’s tax benefit of $1,935,000.  We are presently estimating an effective tax rate of 26-27% for our fiscal year 2019.

Net earnings increased $24,422,000 or 31%, in the 52 weeks fiscal 2018 to $103,596,000, or $5.51 per diluted share, from $79,174,000, or $4.21 per diluted share, in the 53 weeks fiscal 2017 as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.